As filed with the Securities and Exchange Commission on August 31, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIPSHOP HOLDINGS LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

No. 20 Huahai Street

Liwan District, Guangzhou 510370

People’s Republic of China

(Address, Including Zip Code, of Principal Executive Offices)

Vipshop Holdings Limited 2014 Share Incentive Plan

(Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated file	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

Donghao Yang, Chief Financial Officer Vipshop Holdings Limited No. 20 Huahai Street Liwan District, Guangzhou 510370 People’s Republic of China +86 (20) 2233-0000	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered(1)	Amount to Be Registered(1)(2)		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares, par value US$0.0001 per share	3,757,966	(3)(5)	US$66.85(3)	US$251,220,027.10	US$32,608.36
Class A ordinary shares, par value US$0.0001 per share	2,215,453	(4)(5)	US$85.48(4)	US$189,376,922.44	US$24,581.12
Total	5,973,419		—	US$440,596,949.54	US$57,189.48

(1)

These shares may be represented by the Registrant’s American depositary shares, or ADSs, each of which represents 0.2 Class A ordinary shares, par value US$0.0001 per share. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (File No. 333-180029 and File No. 333-199491).

(2)

Represents Class A ordinary shares issuable upon exercise of options and pursuant to other awards granted under the Vipshop Holdings Limited 2014 Share Incentive Plan (the “Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan. Any ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan.

(3)

The shares to be registered represent shares issuable upon exercise of outstanding options granted under the Plan and the corresponding proposed maximum offering price per share represents the weighted average exercise price of such outstanding options.

(4)

The shares to be registered are reserved for future award grants under the Plan, and the corresponding proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based upon the average of the high and low prices of the Registrant’s ADSs as quoted on the New York Stock Exchange on August 27, 2020, adjusted for ADS to Class A ordinary shares ratio.

(5)

These shares represent Class A ordinary shares that have been added to the award pool under the Plan, effective January 1, 2018, January 1, 2019, and January 1, 2020, pursuant to the Plan’s evergreen provisions, which were not previously registered under the registration statements on Form S-8 (File No. 333-199515) and Form S-8 (File No. 333-222218), as filed with the Commission on October 22, 2014 and December 21, 2017, respectively (the “Prior Registration Statements”).

EXPLANATORY NOTE

This Registration Statement is filed by Vipshop Holdings Limited (the “Registrant”) to register additional securities issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8. Pursuant to certain provisions of the Plan (referred to as the “evergreen provisions”), the number of Class A ordinary shares that are available for award grant purposes under the Plan is automatically increased each year in accordance with a formula set forth in the Plan. The additional securities registered hereby consist of 5,973,419 Class A ordinary shares that were automatically added to the Plan, effective January 1, 2018, January 1, 2019, and January 1, 2020, pursuant to the Plan’s evergreen provisions.

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference, except as otherwise set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F (File No. 001-35454) for the year ended December 31, 2019, filed with the Commission on April 27, 2020.

(b)	Not applicable.

(c)

The description of the securities incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-35454) filed with the Commission on March 9, 2012 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with all amendments and reports filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8.	Exhibits

See the Exhibit Index included herein.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amended and Restated Memorandum and Articles of Association of the Registrant adopted by the shareholders of the Registrant on September 15, 2014 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001-35454) furnished to the Commission on September 16, 2014)

4.2	Specimen Certificate of Class A Ordinary Shares of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-199515) filed with the Commission on October 22, 2014)

4.3	Deposit Agreement dated as of March 22, 2012, among the Registrant, Deutsche Bank Trust Company Americas as depositary, and the holders and beneficial owners of American depositary shares evidenced by American depositary receipts issued thereunder (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-181559) filed with the Commission on May 21, 2012)

4.4	Form of Amendment to Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas as depositary, and the holders and beneficial owners of American depositary shares evidenced by American depositary receipts issued thereunder including the form of American Depositary Receipt (incorporated by reference to Exhibit 99.(A)(2) to the Registrant’s Registration Statement on Form F-6EF (File No. 333-199491) filed by Deutsche Bank Trust Company Americas with the Commission on October 21, 2014)

5.1*	Opinion of Travers Thorp Alberga, Cayman Islands counsel to the Registrant, regarding the legality of the Class A ordinary shares being registered

10.1	Vipshop Holdings Limited 2014 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8, as amended, initially filed with the Commission on October 22, 2014)

23.1*	Consent of Deloitte Touche Tohmatsu

23.2*	Consent of Travers Thorp Alberga (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, People’s Republic of China, on August 31, 2020.

VIPSHOP HOLDINGS LIMITED

By:	/s/ Eric Ya Shen

	Name:	Eric Ya Shen
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Eric Ya Shen and Donghao Yang, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 31, 2020.

Signature	Title

/s/ Eric Ya Shen Eric Ya Shen	Chairman and Chief Executive Officer (principal executive officer)

/s/ Donghao Yang Donghao Yang	Chief Financial Officer (principal financial and accounting officer)

/s/ Arthur Xiaobo Hong Arthur Xiaobo Hong	Vice Chairman and Chief Operating Officer

/s/ Martin Chi Ping Lau Martin Chi Ping Lau	Director

/s/ Jacky Yu Xu Jacky Yu Xu	Director

/s/ Chun Liu Chun Liu	Director

/s/ Frank Lin Frank Lin	Director

/s/ Xing Liu Xing Liu	Director

/s/ Kathleen Chien Kathleen Chien	Director

/s/ Nanyan Zheng Nanyan Zheng	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Vipshop Holdings Limited, has signed this registration statement or amendment thereto in New York, New York, the United States on August 31, 2020.

Authorized U.S. Representative COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President